Exhibit 99.2

JBI, INC. (unaudited consolidated proforma) BALANCE SHEET As of September 30, 2009

ASSETS
9/30/2009
CURRENT ASSETS	(unaudited)

Cash	$548,071
Accounts Receivable	1,518,360
Due From Affiliate	23,814
Prepaid Expenses	136,931
Inventory	1,352,481

Total Current Assets	3,579,657

FIXED ASSETS

Property & Equipment, Net	1,295,247

Total Fixed Assets	1,295,247

OTHER ASSETS

Deposits	99,052
Prepaid Media	9,997,134
Goodwill	7,515,661

Total Other Assets	17,611,847

TOTAL ASSETS	$22,486,751

The accompanying notes are an integral part of these financial statements

JBI, INC. (unaudited consolidated proforma) BALANCE SHEET As of September 30, 2009 LIABILITIES AND STOCKHOLDERS' EQUITY
9/30/2009
CURRENT LIABILITIES	(unaudited)

Accounts Payable	$675,324
Accrued Expenses	387,258
Notes payable and Line of Credit	2,340,805

Total Current Liabilities	3,403,387

LONG-TERM LIABILITIES

Loans Payable	2,427,802

Total Long-Term Liabilities	2,427,802

TOTAL LIABILITIES	5,831,189

STOCKHOLDERS' EQUITY

Preferred stock, $.001 par value,
Authorized: 5,000,000
Issued & Outstanding: None	-
Common Stock, $.001 par value
Authorized: 70,000,000
Issued: 58,725,106	68,726
Treasury Stock - returned to company at no value, 10,000,000 shares	-
Additional paid in capital	14,504,636
Accumulated income/(deficit)	2,082,200

Total Stockholders' Equity	16,655,562

TOTAL LIABILITIES AND EQUITY	$22,486,751

The accompanying notes are an integral part of these financial statements

JBI, INC. STATEMENT OF OPERATIONS (unaudited consolidated proforma) For the nine months ending September 30, 2009

Nine months
ending
9/30/2009
(unaudited)

REVENUE	$10,156,919

COST OF SERVICES	7,598,767

GROSS PROFIT OR (LOSS)	2,558,152

GENERAL AND ADMINISTRATIVE EXPENSES	2,204,987

OPERATING INCOME/(LOSS)	353,165

INTEREST INCOME	3

ROYALTY INCOME	56,792

INTEREST EXPENSE	(242,562)

INCOME/(LOSS) BEFORE INCOME TAXES	167,398

PROVISION FOR INCOME TAXES
Federal	-
State	-

NET INCOME/(LOSS)	$167,398

Earnings (loss) per share, basic and diluted	$0.003

Weighted average common shares outstanding	54,204,862

The accompanying notes are an integral part of these financial statements

JBI, INC. (unaudited consolidated proforma) STATEMENT OF STOCKHOLDERS' EQUITY As of September 30, 2009

				ADDITIONAL
	PREFERRED	COMMON	PAR	PAID IN	ACCUM	TOTAL
	STOCK	STOCK	VALUE	CAPITAL	DEFICIT	EQUITY

Balance, December 31, 2008		63,700,000	63,700	41,800	1,914,802	2,020,302

In Kind Contribution			-	18,158	-	18,158

Common Stock returned to treasury stock at no value on June 16, 2009		(10,000,000)	-	-	-	-

Common stock issued for cash on June 30, 2009 at $3.00 per share		66,667	67	199,933	-	200,000

Common stock issued for debt cancellation on June 30, 2009 at $3.00 per share		23,846	24	71,514	-	71,538

Common Stock issued for assets on July 15, 2009 at $1.15 per share		809,593	810	930,222	-	931,032

Common stock issued for media credits		1,000,000	1,000	9,996,134	-	9,997,134

Common stock issued for acquisition on August 24, 2009		2,500,000	2,500	2,497,500	-	2,500,000

Common stock issued for acquisition on September 30, 2009		625,000	625	749375	-	750,000

Net Income/(loss) for nine months ended September 30, 2009					167,398	167,398

Balance, September 30, 2009		58,725,106	68,726	14,504,636	2,082,200	16,655,562

The accompanying notes are an integral part of these financial statements